Exhibit 10.18

TERMS AND CONDITIONS

This Agreement (“Agreement”) is entered into as of 9/29, 2010 (the “Effective Date”) between AMAX Information Technologies, with its principal place of business at 1565 Reliance Way Fremont, California 94539 (“AMAX”) and FireEye Inc., with its principal place of business at 1390 McCarthy Blvd, Milpitas, CA 95035 (“Customer”).

Term

The Term of this agreement lasts One (1) year commencing from the Effective Date. There will continually be an automatic-renewal for a period of one (1) year, unless either party gives written notice to terminate to the other party not less than 60 days prior to the last day of the applicable term. If either party is in material breach of the terms of this agreement, and the breaching party fails to cure within twenty (20) days after written notice of breach from the non-breaching party (or five [5] days notice for failure to pay any invoice or other payment obligation herein]), the non-breaching party may thereafter terminate this Agreement.

Purchase Order

Written Purchase Orders (“P.O’s”) are required from Customer. All P.O.’s are non-cancelable and non-refundable. At least 60 days prior to the originally scheduled delivery date, the delivery date may be rescheduled so long as the new delivery date is within 30 days of the original delivery date. Each order is allowed to be rescheduled no more than one (1) time. These terms and conditions prevail over any inconsistent or additional terms set forth in the P.O, and no additional P.O. terms shall apply unless Amax expressly affirms and accepts such new terms in writing signed by Amax.

Payment

AMAX will invoice Customer upon shipment. AMAX’s credit department shall solely determine payment terms. Any invoiced amount not received within thirty days after the invoice date shall be subject to a late payment charge of 0.06% per day. If Customer fails to fulfill the payment requirements, resulting in a “Credit Hold” due to outstanding invoices, all the stipulations and requirements from Customer will be temporarily voided until the Credit Hold is lifted.

Shipment	FOB shipping point(s).

NRE	Non Recurring Engineering (NRE) charges shall be quoted by AMAX and approved by Customer. All NRE charges must be paid in advance by the Customer before AMAX proceeds with any custom work.

Special Items	Special items specified by AMAX and approved by Customer shall be considered non-cancelable and non-refundable.

Logistics Services	At Customer’s request and for an additional fee AMAX will provide logistics services to Customer such as drop shipping product to the end user.

Inventory Consignment	At Customer’s request, AMAX may store Customer owned parts or products at AMAX’s location for an initial setup fee and a monthly warehousing fee. Customer must take any consigned parts and products within 7 days of termination of the project, for which the parts and products were consigned. Customer is responsible for obtaining and maintaining its own insurance for all consigned parts and products. Should Customer decide to scrap its consigned inventory, there will be a disassembly and/or waste disposal fee.

End of Life

For End of Life (“EOL”) products, the Customer may place a non-cancelable and non-returnable last batch P.O. to AMAX, AMAX shall make commercially reasonable efforts to provide to Customer any EOL and roadmap information received by AMAX.

Rev. 071310

1565 Reliance Way — Fremont, CA 94539 — USA — Phone: (510) 651-8886 — Fax: (510) 651-4119

TERMS AND CONDITIONS

Confidential Info

All “Confidential Information” (as that term is defined in the Non-Disclosure Agreement [“NDA”] signed by both parties) will be treated as confidential for a period of at least two (2) years after the termination of this Agreement. Notwithstanding anything to the contrary, “Confidential Information” shall not mean or include any information that is publicly available, is disclosed to the recipient from a third party that is not under any obligation to maintain its confidentiality, or is independently developed by recipient.

Assignment

This Agreement may not be assigned, whether by operation of law, contract or otherwise, in whole or in part, by either party without the prior written consent of the other party which shall not be unreasonably withheld, except that no consent shall be required for any assignment in connection with a merger, acquisition or sale of all or substantially all of a party’s assets to which this Agreement relates. Any assignment contrary to the terms hereof shall be null and void and of no force or effect.

Applicable Law

This Agreement shall be governed by, and construed and interpreted under, the laws of the State of California. Each party submits to the jurisdiction and venue of the state or federal courts located in the County of Alameda, State of California.

Dispute Resolution

The senior management of both parties shall meet to attempt to resolve any disputes, prior to requesting formal dispute resolution. Subsequently, either party may request in writing for formal dispute resolution. Within 30 days of the written request for formal dispute resolution, the parties shall meet for one day with an impartial mediator to consider dispute resolution alternatives other than litigation.

Except for disputes relating to payment obligations, including under any invoices, owed to Amax, any dispute arising from or relating to this Agreement shall be submitted to final, binding arbitration before a single arbitrator in accordance with the JAMS Rules. The single arbitrator shall be selected by mutual agreement of the parties, but if the parties are unable to reach agreement within 30 days, then the arbitration shall be selected by JAMS pursuant to its Rules. Arbitration shall be held in the County of Santa Clara, California. The arbitration award shall be final, binding and conclusive on the Parties thereto. The arbitrator shall award reasonable attorney’s fees and costs to the prevailing party in any action or proceeding to interpret or enforce this Agreement or its provisions. The arbitrator may also award the prevailing party all arbitrator fees and costs incurred by that Party.

Termination

Upon termination of this Agreement, Customer shall purchase from AMAX, all items originally requested to stock via email, binding forecasts, or written Orders by the Customer, including stock and inventory, finished products, or the components of such products, that are in the production process, in-transit to Customer, or in-transit to AMAX. The purchase price that the Customer will pay for such items is the original price(s) quoted by Amax and approved by the Customer.

Rev. 071310

1565 Reliance Way — Fremont, CA 94539 — USA — Phone: (510) 651-8886 — Fax: (510) 651-4119

TERMS AND CONDITIONS

Limited Warranty

For a period of one (1) year after delivery, Amax warrants that (i) all Products shall be free from material defects in workmanship and shall conform in all material respects to the product specifications; and (ii) at the time of shipment, all Products shall be free of all liens and encumbrances. The term “Products” as used in this section shall mean products assembled and shipped to Customer based upon Customer’s specifications, validation and qualifications.

AMAX’s sole and exclusive liability, and Customer’s sole and exclusive remedy, under the terms of this limited warranty shall be limited to the repair or replacement, at AMAX’s option, of any defective Product which is returned, freight prepaid to AMAX, or at AMAX’s option, to AMAX’s authorized repair center, or to the original manufacturer, according to AMAX’s merchandise return procedures, which shall be made available to Customer. Products returned to Customer covered by this warranty shall be sent freight prepaid, except for international shipments.

This limited warranty does not apply if the product or spare parts have been damaged or made defective (1) as a result of accident, misuse or abuse of either the product or any spare parts subsequently furnished by AMAX, (2) by any modification of the product without the written consent of AMAX, or (3) as a result of service performed by anyone other than by AMAX or an AMAX authorized third party representative.

THE WARRANTIES SET FORTH IN THIS ARTICLE ARE THE ONLY WARRANTIES MADE BY AMAX PURSUANT TO THIS AGREEMENT, AND AMAX DISCLAIMS AND EXCLUDES ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

Force Majeure

Amax shall not be liable for any delay in performance directly or indirectly caused by or resulting from acts of nature, fire, flood, accident, riot, war, government intervention, embargoes, strikes, labor difficulties, equipment failure, late deliveries by suppliers or other difficulties which are beyond the control, and without the fault of AMAX.

Limited Liability

Except for the Indemnification provisions below, in no event shall either party be liable to the other for any special, indirect, incidental, economic, punitive or consequential damages or losses resulting from this agreement or out of the use of the product or support provided by Amax, including but not limited to claims for lost business, lost profits, loss of revenue, loss of good will, or any other type of direct or indirect damages, even if such party has been advised of the possibility of such damages; and in no event shall either party’s aggregate liability arising out of or in connection with this agreement, whether in contract, tort or otherwise, exceed the amounts actually paid by it during the one (1) year period before such liability arises.

INDEMNIFICATION

Customer shall defend, indemnify and hold Amax, its affiliates and its and their employees, officers, directors, representatives, agents and other related parties harmless from and against any and all liabilities, damages, losses, expenses, claims, demands, suits, fines, penalties or judgments (including reasonable attorneys’ fees, costs and expenses, incidental thereto), which may be suffered by, accrued or asserted against, charged to or recoverable from Amax, by reason of any claim arising out of or relating to actual or alleged infringement of any patent, copyright, trademark or other intellectual property right or proprietary right, or any litigation based thereon, with respect to any products (or part thereof) sold or delivered to Customer or to any designs, specifications,

Rev. 071310

1565 Reliance Way — Fremont, CA 94539 — USA — Phone: (510) 651-8886 — Fax: (510) 651-4119

TERMS AND CONDITIONS

drawings, instructions, parts, components, software or data provided to or followed by Amax in performing services or in making or delivering products to Customer, and any act or error or omission, or misconduct of Customer, its officers, directors, agents, employees or subcontractors.

MISCELLANEOUS

This Agreement contains the entire understanding of the parties relating to the subject matter contained herein and supersedes all prior agreements or understandings, written or oral, relating to the subject matter hereof. This Agreement shall not be modified or amended except in writing signed by both parties. No dealer, distributor, agent or employee of AMAX is authorized to make any modification or addition to this section.

The relationship of the parties under this Agreement shall be, and at all times is, that of independent contractors.

Customer agrees that it shall not, directly or indirectly, re-export, resell or otherwise ship or transfer any of the products, or documentation or technology related thereto, supplied or delivered by Amax in violation of any prohibitions of the Export Administration Regulations of the U.S. Department of Commerce.

If any action or proceeding is brought to interpret or enforce this Agreement or its terms, the prevailing party shall be entitled to an award of reasonable attorney’s fees and costs.

Any notice to be given under this Agreement by a party hereto to the other party shall be in writing and shall be deemed to have been duly given on the date of service if delivered personally, or on the third day after mailing if sent by certified mail, postage prepaid, at the address set forth in the first paragraph: of this Agreement, or such other address as a party may designate by written notice to the other.

In the event that any provision contained herein shall be held invalid or unenforceable for any reason by a court of competent jurisdiction, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.

The following provisions herein shall survive expiration or termination of this Agreement: Limitation of Liability, Indemnification, Dispute Resolution, Applicable Law and Miscellaneous.

Except as expressly provided in this Agreement, the remedies provided in this Agreement shall be cumulative and shall not preclude the assertion by any party of any other rights or the seeking of any other remedies against any other party, as the case may be.

Rev. 071310

1565 Reliance Way — Fremont, CA 94539 — USA — Phone: (510) 651-8886 — Fax: (510) 651-4119

TERMS AND CONDITIONS

IN WITNESS WHEREOF, the authorized representatives of the parties represent that they have read this Agreement, understand it and agree to be bound by it without exception by executing it below:

AMAX Information Technologies:	Customer:	FireEye, Inc.

/s/ Jean Shih	/s/ Zane M. Taylor

Signature	Signature

Jean Shih	Zane M. Taylor

Name	Name

President	VP Operations

Title	Title

9/30/2010	9/29/2010

Date	Date

Rev. 071310

1565 Reliance Way — Fremont, CA 94539 — USA — Phone: (510) 651-8886 — Fax: (510) 651-4119